Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENT OF

FLY FLYTE, INC AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Fly Flyte, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Fly Flyte, Inc. (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, stockholders’  deficit, and cash flows for each of the two years in the period ended December 31, 2025 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations and has a working capital deficit, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2026.

East Brunswick, New Jersey

July 14, 2026

FLY FLYTE, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2025	2024
ASSETS
Current Assets
Cash	$26	$27
Accounts receivable	2	-
Total current assets	28	27
Property and equipment, net	56	236
Assets held for sale	-	2,163
Operating lease right-of-use assets, net	557	340
Other non-current assets	52	26
TOTAL ASSETS	$693	$2,792

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$55	$267
Accrued expenses	783	426
Accrued expenses due to related parties	6	467
Deferred revenue	35	34
Due to parent	2,079	-
Accrued interest due to related parties	-	82
Short term notes payable, net of discount	-	257
Convertible notes payable, at fair value	964	4,354
Current portion of notes payable	450	2,947
Current portion of notes payable due to related parties	365	-
Current portion of operating lease liabilities	332	211
Total current liabilities	5,069	9,045
Notes payable, net of current portion	64	107
Notes payable due to related parties, net of current portion	-	284
Operating lease liabilities	234	178
Total liabilities	5,367	9,614
Commitments and Contingencies (see Note 6)
Stockholders' Deficit

Common stock, $0.0001 par value: 100,000,000 authorized; 1,000,000 and 796,745 shares issued and outstanding as of December 31, 2025 and December 31, 2024	-	-
Additional paid-in capital	12,493	5,548
Accumulated deficit	(17,167)	(12,370)
Total stockholders' deficit	(4,674)	(6,822)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$693	$2,792

The accompanying notes are an integral part of these consolidated financial statements.

FLY FLYTE, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	For the Year Ended December 31,
	2025	2024
Service revenue	$986	$706
Cost of service revenues	691	433
Gross profit	295	273
Operating expenses
Selling, general and administrative	5,098	3,112
Sales and marketing	94	161
Depreciation and amortization	95	334
Gain on disposal of assets	(290)	(195)
Loss on impairment of assets held for sale	-	906
Total operating expenses	4,997	4,318
Operating loss	(4,702)	(4,045)
Other income (expenses), net
Interest expense	(95)	(293)
Interest expense - related parties	(31)	(41)
Change in fair value of Convertible Notes	(189)	(519)
Gain on extinguishment of debt	520	-
Loss on litigation settlement	(300)	-
Other income, net	-	98
Total other income (expenses), net	(95)	(755)
Loss from operations before income taxes	(4,797)	(4,800)
Income taxes	-	-
Net loss	$(4,797)	$(4,800)

The accompanying notes are an integral part of these consolidated financial statements.

FLY FLYTE, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands, except share and per share data)

					Total
	Common Stock		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid-In Capital	Deficit	Deficit
Balance as of December 31, 2023	747,045	$-	$5,058	$(7,570)	$(2,512)
Stock-based compensation	-	-	490	-	490
Issuance of common stock for vested restricted stock units	49,700	-	-	-	-
Net loss	-	-	-	(4,800)	(4,800)
Balance as of December 31, 2024	796,745	-	5,548	(12,370)	(6,822)
Stock-based compensation	-	-	135	-	135
Issuance of common stock for vested restricted stock units	3,455	-	-	-	-
Issuance of common stock to SEG Jets LLC for services rendered	199,800	-	2,885	-	2,885
Contribution to capital from parent for settlement of third party debt	-	-	3,313	-	3,313
Contribution to capital from related party debt forgiveness	-	-	612	-	612
Net loss	-	-	-	(4,797)	(4,797)
Balance as of December 31, 2025	1,000,000	$-	$12,493	$(17,167)	$(4,674)

The accompanying notes are an integral part of these consolidated financial statements.

FLY FLYTE, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the years ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,797)	$(4,800)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	95	334
Amortization of operating lease right-of-use assets	142	358
Accretion of debt discount	12	45
Change in fair value of Convertible Notes	189	519
Loss on impairment of assets held for sale	-	906
Stock-based compensation	3,020	490
Gain on disposal of assets	(290)	(195)
Gain on extinguishment of debt	(520)	-
Gain on extinguishment of operating lease liability	(265)	-
Loss on abandonment of operating right-of-use asset	183	-
Loss on litigation settlement	300	-
Changes in operating assets and liabilities:
Accounts receivable	(2)	-
Prepaid expenses and other current assets	322	260
Other non-current assets	(26)	61
Accounts payable	(212)	117
Accrued expenses	(209)	(1,651)
Accrued expenses due to related parties	(217)	467
Accrued interest due to related parties	42	516
Deferred revenue	1	(42)
Operating lease liabilities	(100)	(309)
Net cash used in operating activities	(2,332)	(2,924)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(76)
Proceeds from sale of property and equipment	50	305
Proceeds from sale of assets held for sale	2,175	-
Net cash provided by investing activities	2,225	229
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(2,158)	(312)
Payments on notes payable due to related parties	(43)	-
Payments on short term notes payable	(219)	(52)
Proceeds from loan from parent, net	2,055	-
Proceeds from issuance of short term notes payable	471	264
Proceeds from issuance of convertible notes payable	-	2,605
Proceeds from issuance of convertible notes due to related parties	-	-
Proceeds from issuance of notes payable due to related parties	-	17
Net cash provided by (used in) financing activities	106	2,522
NET CHANGE IN CASH	(1)	(173)
CASH, beginning of year	27	200
CASH, end of year	$26	$27

Supplemental disclosure of cash flow information:
Interest paid	$29	$175
Income taxes paid	$-	$-

Supplemental disclosure of noncash investing and financing activities:
Extinguishment of convertible notes payable through parent capital contribution	$3,313	$-
Extinguishment of liabilities due to related party forgiveness	$612	$-
Operating right-of-use asset obtained in exchange for new operating lease liabilities	$542	$596
Common stock issued for settlement of accrued payroll liabilities	$244	$-

The accompanying notes are an integral part of these consolidated financial statements.

FLY FLYTE, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

1. ORGANIZATION AND NATURE OF OPERATIONS

Business

Fly Flyte Inc. (“Flyte” or the “Company”) is incorporated in the state of New York on August 13, 2018, is headquartered in New York, New York, and operates on a calendar year-end (December 31st). Flyte operates a private aviation platform supported by a mobile application that facilitates access to private air travel at competitive price points. The Company offers regional and long-range private jet charter services throughout the United States through a combination of leased aircraft and third-party operator relationships. Customers are able to book flights directly or place bids on available empty-leg flights in real time. The Company is also developing a local and regional air-taxi service intended to expand access to private aviation for middle-market travelers by offering shorter-distance flights at lower price points relative to traditional charter services, and has begun the regulatory approval process to operate in Canada, Mexico, and the Caribbean.

Corporate Structure and Ownership Changes

Flewber Global Inc. was incorporated in the State of Delaware in January 2019. Flewber Global Inc.’s legal subsidiaries consisted of:

●	Flewber, Inc. - incorporated in New York (wholly-owned subsidiary)

●	Ponderosa Air LLC - formed in New York (wholly-owned subsidiary)

●	Vision FGAR 1, LLC - formed in Delaware (99.99% owned by the Company, with 0.01% owned by another stockholder)

On February 27, 2025, Creatd, Inc. (“Creatd”) acquired 100% outstanding common stock of Flewber Global, Inc., including all ownership interests of Flewber Global, Inc. Creatd also acquired the remaining 0.01% non-controlling interest in Vision FGAR 1, LLC. In connection with Creatd’s acquisition, Flewber Global Inc. and Vision FGAR 1, LLC were dissolved and on August 11, 2025 Flewber, Inc. was renamed Fly Flyte, Inc. The surviving corporate structure after reorganization was Creatd owning 100% outstanding common stock of Fly Flyte, Inc and Fly Flyte, Inc’s wholly owned subsidiary Ponderosa Air LLC.

In connection with the acquisition of Flyte by Creatd, the outstanding shares of common stock were replaced with new shares of common stock. Accordingly, all references to share and per share amounts for all periods presented in the consolidated financial statements have been retrospectively recasted to reflect this recapitalization event.

On September 9, 2025, Fly Flyte, Inc. entered into a side letter agreement with an investor SEG Jets LLC pursuant to which Fly Flyte, Inc. issued 19.98% of outstanding common equity to SEG Jets LLC in exchange for services rendered in the form of strategic business cooperation. Fly Flyte’s equity issuance consisted of fully paid restricted common stock. The equity issuance was entered into with SEG Jets LLC contemporaneously with a separate aircraft lease arrangement with SEG Jets LLC (see Note 8).

On February 6, 2026, SEG Jets LLC sold its 19.98% interest in Fly Flyte, Inc. to Catheter Precision, Inc., and on March 9, 2026, Creatd sold its remaining 80.02% interest in Fly Flyte, Inc. to Catheter Precision, Inc. As a result, Catheter Precision, Inc. owns 100% of the outstanding common stock of Fly Flyte, Inc. See Note 12, Subsequent Events, for additional information regarding these transactions.

Going Concern

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from uncertainty related to its ability to continue as a going concern.

The Company has incurred recurring net losses from operations and negative cash flows from operating activities since inception. For the year ended December 31, 2025, the Company incurred $4.8 million in net losses and used $2.3 million in cash for operating activities. As of December 31, 2025, the Company had an accumulated deficit of $17.2 million, working capital deficit of $4.4 million, and cash of $26 thousand.

On March 9, 2026, subsequent to the balance sheet date, the Company was acquired by Catheter Precision, Inc. Following the acquisition, Catheter Precision, Inc. has committed to provide financial support to fund the Company’s operations and meet obligations as they come due. Catheter Precision, Inc. plans to raise additional capital through public or private equity offerings, debt financing, or other financing strategies to support both its own and the Company’s operating and capital requirements. However, the Company may not be able to secure such financing in a timely manner or on favorable terms, if at all. Based on the Company's liquidity resources, there is substantial doubt about the Company’s ability to continue as a going concern within 12 months from the date the financial statements are issued.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Financial Accounting Standards Board (“FASB”) establishes these principles to ensure financial condition, results of operations, and cash flows are consistently reported. Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative nongovernmental U.S. GAAP as found in the FASB Accounting Standards Codification ("ASC").

Principles of Consolidation

The consolidated financial statements include the accounts of Fly Flyte, Inc. and its consolidated subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

The non-controlling interests related to Vision FGAR 1, LLC has not been recorded or presented in the consolidated financial statement as associated amounts are de minimis during the period in which the 0.01% was owned by another minority stockholder.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates due to risks and uncertainties. The Company’s consolidated financial statements are based upon a number of estimates including, but not limited to, the valuation of long-lived assets and their associated estimated useful lives, evaluation of impairment of long-lived assets, valuation of assets held for sale, determination of the incremental borrowing rates used in calculating lease liabilities, evaluation of probable loss contingencies, Convertible Notes, and fair value of equity awards granted.

Fair Value Measurement

Fair value represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants and is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to identify inputs used in measuring fair value as follows:

Level 1	—	Observable inputs such as quoted prices (unadjusted) for identical assets or liabilities in active markets;

Level 2	—	Inputs other than the quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets or liabilities; and

Level 3	—	Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The carrying amounts of the Company’s financial instruments, including cash, accounts receivable, accounts payable, accrued expenses, accrued expenses due to related parties, and deferred revenue approximate their fair values due to their short-term maturities.

The carrying values of all the Company’s debt instruments classified within current liabilities, except for the Convertible Notes measured at fair value as separately discussed below, on the consolidated balance sheet approximate fair value as of December 31, 2025 and 2024 given their near-term maturity dates. The carrying values of the notes payable and notes payable due to related parties classified within non-current liabilities on the consolidated balance sheets approximate their fair value given the current market rates for similar instruments.

The following table details the Company’s fair value measurements within the fair value hierarchy (in thousands):

	December 31, 2025
	Total	Level 1	Level 2	Level 3
Liabilities:
Convertible Notes (see Note 5)	$964	$—	$—	$964

	December 31, 2024
	Total	Level 1	Level 2	Level 3
Assets:
Aircraft held for sale (see Note 3)	$2,163	$—	$2,163	$—
Liabilities:
Convertible Notes (see Note 5)	$4,354	$—	$—	$4,354

Convertible notes payable and notes payable due to related parties

The Company elected the fair value option to measure the convertible notes payable and notes payable due to related parties (collectively the “Convertible Notes”) and measures the Convertible Notes at fair value on a recurring basis. The Convertible Notes are classified within Level 3 of the fair value hierarchy due to the use of significant unobservable inputs.

As of December 31, 2025

The fair value of the Convertible Notes is determined using a probability weighted expected return model that incorporates multiple potential settlement outcomes, including (i) conversion of the Convertible Notes into shares of common stock upon an initial public offering, (ii) conversion of the Convertible Notes into shares of common stock upon a change of control or merger and acquisition, (iii) cash settlement of the Convertible Notes’ principal and accrued interest at maturity, and (iv) cash settlement of the Convertible Note’s principal and accrued interest upon an event of default. The debt component of the instrument was valued using a discounted cash flow methodology based on an implied market yield for comparable high-risk debt instruments, while the conversion feature was valued using a Black-Scholes option pricing methodology. Significant unobservable inputs included management’s expectations regarding the probability and timing of future settlement scenarios, the estimated fair value of the underlying common stock, expected volatility derived from guideline public companies, implied market yield / discount rate assumptions, and applicable risk-free interest rates. Because these assumptions are not directly observable in the marketplace, the instrument was classified within Level 3 of the fair value hierarchy.

The following table summarizes the significant unobservable inputs used in Level 3 financial instruments as of December 31, 2025:

Instrument	Valuation Technique	Unobservable Input	Input Range
Convertible Notes

Probability-weighted expected return model utilizing a bond-plus call option framework, wherein the bond component was discounted using implied market yield and the conversion feature was priced under the Black-Scholes option pricing model

		Expected settlement outcomes and probability weighting	Change of Control: 90%; Maturity: 5% Default: 5%
		Discount rate	32.7%
		Underlying common stock value	$81.24 per share
		Expected volatility	114.0%
		Risk-free rate	3.6%
		Expected term	0.25 - 0.58 years
		Recovery rate under default scenario	48.8%

As of December 31, 2024

The fair value of the Convertible Notes is determined using a discounted cash flow methodology based on an implied market yield for comparable high-risk debt instruments. Significant unobservable inputs included the estimated fair value of the underlying common stock, expected volatility derived from guideline public companies, implied market yield / discount rate assumptions, and applicable risk-free interest rates. Because these assumptions are not directly observable in the marketplace, the instrument was classified within Level 3 of the fair value hierarchy.

The following table summarizes the significant unobservable inputs used in Level 3 financial instruments as of December 31, 2024:

Instrument	Valuation Technique	Unobservable Input	Input Range
Convertible Notes	Discounted cash flow method	Discount rate	32.0%
		Underlying common stock value	$1.37 per share
		Expected volatility	103.0%
		Risk-free rate	4.4 - 5.0%

The table below summarizes the change in account balance for Level 3 financial instruments for the for the year ended December 31, 2025 and 2024 (in thousands):

Convertible Notes
Balance at January 1, 2024	$1,230
Fair value at issuance	2,605
Change in fair value	519
Balance at December 31, 2024	$4,354
Settlement of Convertible Notes	$(3,579)
Change in fair value	189
Balance at December 31, 2025	$964

Increases or decreases in the fair value of Convertible Notes can result from updates to assumptions and based on contractual cash interest accruals. Judgment is used in determining these assumptions as of the initial valuation date and at each subsequent reporting period. Changes or updates to assumptions could have a material impact on the reported fair value, the change in fair value, and the results of operations in any given period. The Company remeasured the Convertible Notes as of each required remeasurement date recorded the changes in fair value within consolidated statements of operations during the years ended December 31, 2025 and 2024, respectively.

Aircraft held for sale

The fair value measurement for the aircraft held for sale was a nonrecurring measurement triggered by the reclassification into asset as held for sale. At December 31, 2024, the Company classified its Cirrus SF50 aircraft (FAA registration N619GK) as held for sale in accordance with ASC 360-10. The aircraft was measured at fair value less costs to sell, resulting in a fair value measurement of $2.2 million. The Company applied the market approach using the negotiated sales price of $2.2 million pursuant to a purchase and sale agreement with an unaffiliated third party, less estimated costs to sell of $12 thousand.

The negotiated sales price represented the best evidence of fair value as it reflected the amount a market participant would pay for the asset in its current condition. The measurement is classified as Level 2 within the fair value hierarchy because it is based on observable inputs (the binding sales agreement) but does not represent quoted prices in an active market.

The Company recognized an impairment loss of $0.9 million as part of the reclassification to asset held for sale during the year ended December 31, 2024. The impairment loss represented the excess of the carrying value of $3.1 million over the fair value less costs to sell and is included in operating expenses in the consolidated statements of operations.

This aircraft was subsequently sold on February 11, 2025, for the agreed-upon price of $2.2 million (see Note 3).

Accounts Receivable

The Company collects payment from customers in advance of providing any flight services as part of its customary operating activities. In certain cases, the Company may choose to provide flight services to select repeat customers in advance of collecting payment for those flight services. Accounts receivable are recorded for the contractually invoiced amounts that the Company expects to collect from customers related to such flights. Accounts receivable is an unsecured financial instrument and does not bear interest. The Company monitors exposure for losses and maintains an allowance for credit losses for any receivables that may be uncollectible. There was no allowance for credit losses recorded as of December 31, 2025 and 2024.

Concentration of Credit Risk

The Company's financial instruments held during the years ended December 31, 2025 and 2024 that are exposed to concentrations of credit risk consist primarily of cash. The Company generally maintains cash balances in various operating accounts at financial institutions with high quality credit ratings and had no deposits in financial institutions in excess of federally insured limits of $250 thousand. The Company has not experienced any losses related to its cash and does not believe that it is subject to significant or unusual credit risk beyond the normal credit risk associated with commercial banking relationships. The Company has no significant off-balance sheet risk, such as foreign exchange contracts, option contracts, or other hedging arrangements.

The Company had zero and two customers that individually accounted for 10% or more of total revenues included in the consolidated statements of operations for the years ended December 31, 2025 and December 31, 2024, respectively. Two customers represented 74%, and 19% of total revenues for the year ended December 31, 2024.

The Company purchased services from various vendors and had one and three vendors that individually accounted for 10% or more of accounts payable included in the consolidated balance sheets as of December 31, 2025 and December 31, 2024, respectively. One vendor represented 27% of accounts payable as of December 31, 2025, and three vendors represented 41%, 13% and 12% of accounts payable as of December 31, 2024. The loss of a significant vendor could materially adversely affect the Company’s operations.

Other Non-current Assets

Other non-current assets primarily consists of refundable security deposits associated with leases.

Property and Equipment, Net

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Property and equipment is depreciated or amortized on a straight-line basis over their estimated useful lives as follows:

Aircraft	15 years
Machine and equipment	3 years
Vehicle	5 years
Capitalized software	5 years

Leasehold improvements are depreciated on a straight-line basis over the shorter of either the term of the lease or an estimated useful life of 3 years.

The Company periodically reviews the residual values and estimated useful lives of each class of its property and equipment for ongoing reasonableness, considering the long-term views of their intended use and the level of planned improvements to maintain and enhance those assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from their respective account balances, and any resulting gain or loss is recognized in the Company’s consolidated statements of operations. The cost of repairs and maintenance is expensed as incurred, whereas significant renewals and betterments are capitalized.

Capitalized Software

The Company capitalizes costs associated with software developed or obtained for internal use in accordance with ASC 350-40, Intangibles—Goodwill and Other, Internal-Use Software. The Company begins capitalizing software development costs when both of the following occur: (1) management, with the relevant authority, implicitly or explicitly authorizes and commits to funding a computer software project; and (2) it is probable that the project will be completed and the software will be used to perform the function intended. Costs incurred during the preliminary project stage and post-implementation stage are expensed as incurred.

Capitalized internal-use software is presented within property and equipment, net on the consolidated balance sheets and is amortized on a straight-line basis over its estimated useful life of 5 years. The Company evaluates capitalized software for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with ASC 360-10, Property, Plant, and Equipment.

Evaluation of Long-Lived Assets for Impairment

In accordance with ASC 360, Impairment and Disposals of Long-lived Assets ("ASC 360"), the Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that such assets might be impaired and the carrying value of the long-lived assets may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the assets carrying value over its fair value is recorded in the Company’s consolidated statements of operations at that date. The Company did not identify any triggering events, nor impairment charges recorded, for the year ended December 31, 2025 and 2024 other than the impairment loss recorded associated aircraft reclassified as held for sale in 2024.

Assets Held for Sale

The Company classifies an asset as held-for-sale when all of the criteria set forth in ASC 360 have been met. The criteria are as follows: (i) management, having the authority to approve the action, commits to a plan to sell the asset; (ii) the asset is available for immediate sale in its present condition, subject only to terms that are usual and customary; (iii) an active program to locate a buyer and other actions required to complete the plan to sell have been initiated; (iv) the sale of the asset is probable and is expected to be completed within one year; (v) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and (vi) actions necessary to complete the plan of sale indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. At the time the Company classifies an asset as held for sale, the Company ceases recording depreciation and amortization expense. An asset classified as held for sale is measured and reported at the lower of its carrying amount or its estimated fair value less cost to sell. At December 31, 2024, the Company classified its Cirrus SF50 aircraft (FAA registration N619GK) as held for sale.

Stock-Based Compensation

The Company issues equity-based compensation awards to employees and consultants, including unrestricted and restricted stock grants per employment or consulting agreements under the Company’s equity compensation plan. Equity-based compensation awards are measured on the date of grant based on the estimated fair value of the respective award, and the resulting compensation expense is recognized over the required service period of the respective award. The Company accounts for forfeitures as they occur.

For restricted stock units, the fair value is determined based on the fair value of the underlying common stock on the grant date. Stock-based compensation expense is classified in the same expense categories as the cash compensation paid to employees receiving the awards.

Fair Value of Common Stock as of December 31, 2024

The Company’s common stock is not publicly traded, and there is no active market for the underlying shares. Consequently, the fair value of the Company's common stock is determined by the Board of Directors. To estimate the fair value of the common stock, the Board of Directors utilized contemporaneous independent valuations prepared by a third-party specialist in accordance with IRC Section 409A guidelines. These valuations estimate the enterprise value of the Company using a combination of the income approach (discounted cash flows) and market approaches (guideline public companies and precedent transactions).

The estimated enterprise value was adjusted for cash, debt, and other non-operating items to derive total equity value, which was subsequently allocated to common stock using the Current Value Method. The resulting per-share value was further adjusted for a discount for lack of marketability (“DLOM”) of 25.0% to reflect the illiquid nature of the Company’s privately held common stock. The DLOM was estimated using an Asian put option methodology incorporating expected liquidity timing and estimated equity volatility assumptions.

Fair Value of Common Stock as of December 31, 2025

The Board of Directors used the purchase price paid by Creatd for the Company on February 27, 2025, to estimate the enterprise value and the resulting per-share value of common stock. The resulting per-share value was used to determine the fair value of the common stock issued to SEG Jets, LLC in exchange for services rendered in the form of strategic business cooperation.

Convertible notes payable and convertibles notes payable to related parties

The Convertible Notes represent debt-host financial instruments whose embedded features must be assessed for bifurcation and separate accounting as derivative liabilities under ASC Topic 815, Derivatives and Hedging (“ASC 815”), unless the fair value option is elected under ASC Topic 825, Financial Instruments (“ASC 825”). ASC 825 allows entities to elect the fair value option to measure certain financial assets and liabilities at fair value. The fair value option may be elected on a financial instrument-by-financial instrument basis and is irrevocable, unless a new election date occurs. The fair value option simplifies the accounting by requiring the entire financial instrument to be measured at fair value.

As permitted under ASC 825, the Company elected the fair value option to account for the Convertible Notes. The Company elected the fair value option for the Convertible Notes to simplify their accounting. The fair value option was elected for all of the Company's convertible notes payable and notes payable due to related parties within this group of similar instruments; the election was not made on a partial basis. The Company records the Convertible Notes at fair value with any changes in fair value recorded as a component of other income (expense), net in the consolidated statements of operations.  For the years ended December 31, 2025 and 2024, the Company recorded $189 thousand and $519 thousand, respectively, of net changes in the fair value of the Convertible Notes within other income (expense), net, as reflected in the roll-forward of Level 3 recurring fair value measurements under Fair Value Measurement above.  The change in fair value of Convertible Notes includes interest expense related to cash accruals. The Company has not elected to present interest expense on the Convertible Notes separately from other changes in fair value; all such amounts are recorded within other income (expense), net in the consolidated statements of operations. Any portion of the change in fair value that is attributed to a change in the Convertible Notes’ credit risk is recognized as a component of other comprehensive income. The Company determined the credit risk associated with the Convertible Notes was de minimis for the years ended December 31, 2025 and 2024 and on a cumulative basis since the fair value option was elected. Because no amounts attributable to instrument-specific credit risk were recognized in other comprehensive income, no amounts were reclassified to net income in connection with the settlement of Convertible Notes during the year ended December 31, 2025.

As a result of applying the fair value option, any debt issuance costs related to the Convertible Notes is expensed as incurred. See Fair Value Measurement above and Note 5, Debt, for the disclosures required under ASC 825-10-50-25, including the reasons for electing the fair value option, the effect of changes in fair value on earnings for the period, the interest rate and other contractual terms that would otherwise apply, and the difference between the aggregate fair value and the aggregate unpaid principal balance of the Convertible Notes.

Distinguishing Liabilities from Equity

The Company evaluates equity or liability classification for freestanding financial instruments, including preferred stock, and options, pursuant to the guidance under ASC Topic 480 (“ASC 480”), Distinguishing Liabilities from Equity. The Company classifies as liabilities all freestanding financial instruments that are (i) mandatorily redeemable, (ii) represent an obligation to repurchase the Company’s equity shares by transferring assets, or (iii) represent an unconditional obligation (or conditional obligation if the financial instrument is not an outstanding share) to issue a variable number of shares predominantly based on a fixed monetary amount, variations in something other than the fair value of the Company’s equity shares, or variations inversely related to changes in fair value of the Company’s equity shares.

If a freestanding financial instrument does not represent an outstanding equity share and does not meet liability classification under ASC 480, the Company then assesses whether the freestanding financial instrument is indexed to its own stock and meets equity classification pursuant to ASC Topic 815-40. The Company further assesses whether the freestanding financial instruments should be classified as temporary equity. Freestanding financial instruments that are redeemable for cash or other assets at a fixed or determinable date, at the option of the holder, or upon the occurrence of an event are classified in temporary equity in accordance with ASC 480. Otherwise, the freestanding financial instruments are classified in permanent equity.

See Note 5, Debt and Note 9, Equity for additional information on the freestanding financial instruments assessed under ASC 480 and ASC Topic 815-40 for equity or liability classification.

Advertising Costs

The Company expenses the cost of advertising and promoting its services as incurred. Such amounts are included in sales and marketing expense in the consolidated statements of operations and totaled $94 thousand and $161 thousand for the year ended December 31, 2025 and 2024, respectively.

Legal Contingencies

The Company records liabilities for losses from legal proceedings when it determines that it is probable that the outcome will be unfavorable and the amount of loss can be reasonably estimated. Legal costs are expensed as incurred.

Service Revenue

In accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”), the Company accounts for contracts with customers when there is a legally enforceable contract, the rights of the parties are identified, the contract has commercial substance, and collectability of the contract consideration is probable. Revenue is measured as the amount of consideration expected to be received in exchange for transferring promised services. The amount of consideration to be received and revenue recognized may vary due to discounts. A performance obligation is a promise in a contract to transfer a distinct service. If there are multiple performance obligations in the customer contract, the Company allocates the transaction price in the contract to each performance obligation based on the relative standalone selling price. The Company does not have significant financing component for its contracts. Revenue is recognized when performance obligations in the customer contract are satisfied. This generally occurs when a customer receives the promised service.

Pursuant to ASC Topic 606, the Company applies the following five steps to each customer contract:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the Company satisfies a performance obligation

Performance Obligations and Timing of Revenue Recognition

The Company generates revenue through two primary private aviation services: Hops and Luxe.

Hops refers to Flyte’s short-haul private charter service, through which Flyte arranges charter routes using leased jets and pilots dedicated to Flyte’s operations. These flights are conducted on Company-managed aircraft and typically service high-demand regional routes throughout the New York Metro Area, Long Island, New England and the Eastern seaboard, to any destination within 400 nautical miles of the Company’s base in Farmingdale, New York. Each flight represents a performance obligation. For Hops arrangements, the Company acts as the principal because it controls the specified flight service before it is transferred to the customer, is primarily responsible for operating and fulfilling the flight, and has discretion in establishing pricing. Accordingly, Hops revenue is presented on a gross basis in the consolidated statements of operations. Revenue is recognized at a point in time upon completion of each flight and includes base charter rates, repositioning fees, and ancillary charges. Customer payments received in advance are recorded as deferred revenue until the related performance obligation is satisfied.

Luxe is the Company’s brokerage division, offering clients access to on-demand charters through a vetted network of independent third-party aircraft operators. For Luxe arrangements, the Company evaluates whether it controls the specified flight service before it is transferred to the customer or whether the Company’s performance obligation is to arrange for a third-party operator to provide the flight service. The Company has determined that it acts as an agent in Luxe arrangements because the third-party aircraft operator is primarily responsible for operating and fulfilling the flight, and the Company does not control the underlying flight service before it is provided to the customer. Accordingly, Luxe revenue is presented on a net basis in the consolidated statements of operations and represents the commission, brokerage fee, or other net amount retained by the Company after amounts payable to the third-party aircraft operator.

For both Hops and Luxe, flights are earned and recognized as revenue at the point in time in which the service is provided, representing the satisfaction of the performance obligation. The Company generally does not issue refunds for flights unless there is a failure to meet its service obligations. For roundtrip flights, revenue is recognized upon arrival at the destination for each flight.

Contract Balances

The Company’s standard practice is to collect payment from customers in advance of providing flight services. Payments received in advance are recorded as deferred revenue (contract liabilities) and recognized as revenue when the related flight is completed. The Company generally does not issue refunds unless there is a failure to meet service obligations.

Practical Expedients

The Company expenses contract acquisition costs, primarily sales commissions, when incurred because the amortization period would be one year or less, as substantially all contracts are completed within one year.

Cost of Service Revenues (exclusive of items shown separately)

Cost of revenue primarily includes direct labor costs and associated benefits and indirect costs related to contract performance, such as fuel, supplies, uniforms, and other flight service incidentals.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when it is “more likely-than-not” that deferred tax assets will not be realized.

On a regular basis, the Company evaluates the recoverability of deferred tax assets and the need for a valuation allowance. Such evaluations involve the application of significant judgment. The Company considers multiple factors in its evaluation of the need for a valuation allowance. The Company’s net deferred tax assets primarily consist of assets related to net operating losses and deductible temporary differences. The Company’s net operating losses and credits have a finite life primarily based on the 20-year carryforward rule for federal net operating losses (“NOLs”) generated through December 30, 2025. At December 31, 2025 and 2024, respectively, the Company has recorded a full valuation allowance on its net deferred tax assets in the amount of $1.9 million and $1.5 million, respectively.

The effective tax rate was 0.0% for the years ended December 31, 2025 and 2024. The Company’s effective tax rate for the years ended December 31, 2025 and 2024 differs from the federal statutory rate of 21.0% primarily due to a full valuation allowance against its net deferred tax assets where it is more likely than not that the deferred tax assets will not be realized.

Until an appropriate level of profitability is attained, the Company expects to maintain a full valuation allowance on its deferred tax assets. Any tax benefits or tax expense recorded on its consolidated statements of operations will be offset with a corresponding valuation allowance until such time that the Company changes its determination related to the realization of deferred tax assets. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such a determination is made.

For uncertain tax positions that meet a “more likely-than-not” threshold, the Company recognizes the benefit of uncertain tax positions in the consolidated financial statements. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the consolidated statements of operations.

Leases

In accordance with FASB ASC Topic 842, Leases (“ASC 842”), the Company determines if an arrangement is or contains a lease at contract inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Control over the use of the identified asset means the lessee has both (a) the right to obtain substantially all of the economic benefits from the use of the asset and (b) the right to direct the use of the asset.

The Company has operating leases primarily for office space, hangar, and aircrafts. Operating lease right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term, and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term.

Lease payments included in the measurement of the lease liability comprise a fixed payment owed over the lease term. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any incentives received.

To determine the present value of lease payments, the Company must use the rate implicit in the lease if it is readily determinable; otherwise, the Company may use either (a) a borrowing rate based on similar debt or (b) the practical expedient option provided by ASC 842, which allows an entity to use a risk-free rate for each class of underlying asset for a period comparable to the lease term to discount the lease payments to present value.

The Company considers the lease term to be the noncancellable period that it has the right to use the underlying asset, including all periods covered by an option to (1) extend the lease, if the Company is reasonably certain to exercise the option, (2) terminate the lease, if the Company is reasonably certain not to exercise that option, and (3) extend or not to terminate the lease, in which exercise of the option is controlled by the lessor.

The Company enters into contracts that contain both lease and non-lease components. Non-lease components include costs that do not provide a right to use a leased asset but instead provide a service such as maintenance costs. The Company has elected to account for the lease and non-lease components together as a single component for all classes of underlying assets. Variable costs associated with the lease, such as maintenance and utilities, are not included in the measurement of ROU assets and liabilities but rather are expensed when the events determining the amount of variable consideration to be paid have occurred.

The Company monitors for events or changes that can require a reassessment of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. Operating lease ROU assets are presented as operating lease right-of-use assets on the balance sheet. The current portion of the operating lease liabilities is included in current liabilities, and the long-term portion is presented separately in long-term liabilities.

Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company recognizes lease expense for these leases on a straight-line basis over the lease term.

The Company also enters into sale leaseback transactions. To determine whether the transaction should be accounted for as a sale, the Company evaluates whether control of the asset has transferred to a third party. If the transfer of the asset is determined to be a sale, the Company recognize the transaction price for the sale based on cash proceeds received, derecognize the carrying amount of the asset sold and recognize a gain or loss in the consolidated statement of operations for any difference between the carrying value of the asset and the transaction price. If the transfer of the asset is not determined to be a sale, the transaction is accounted for as a financing arrangement.

Recently Adopted Accounting Pronouncement

In September 2025, the FASB issued ASU 2025-06, Targeted Improvements to the Accounting for Internal-Use Software (ASU 2025-06), which clarifies and modernizes the accounting for costs related to internal-use software in ASC Topic 350-40, Intangibles -Goodwill and Other - Internal-Use Software (ASC 350-40). ASU 2025-06 removed all references to project stages throughout ASC 350-40, and requires entities to begin capitalizing software costs when both of the following occur: (1) management, with the relevant authority, implicitly or explicitly authorizes and commits to funding a computer software project; and (2) it is probable that the project will be completed and the software will be used to perform the function intended (referred to as the probable-to-complete recognition threshold). The guidance is effective for annual periods beginning after December 15, 2027 and interim periods within those annual reporting periods. Early adoption is permitted. The Company early adopted ASU 2025-06 on a retrospective basis effective January 1, 2024 and determined that the financial statement impact was immaterial. See Note 3, Property and Equipment, Net.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires disaggregated information about an entity’s effective tax rate reconciliation and additional information about income taxes paid. For entities other than public business entities, the guidance is effective for annual periods beginning after December 15, 2025. The Company is evaluating the effect of adoption and does not expect it to have a material impact on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40), which requires disaggregated disclosure of certain costs and expenses in the notes to the financial statements. For entities other than public business entities, the guidance is effective for annual reporting periods beginning after December 15, 2027. The Company is currently evaluating the effect of adoption on its consolidated financial statements.

3. PROPERTY AND EQUIPMENT, NET

The Company’s property and equipment consists of the following:

	December 31, 2025	December 31, 2024
Machinery and equipment	$147	$147
Vehicle	-	109
Capitalized software	457	457
Leasehold improvements	40	40
Property and equipment, gross	$644	$753
Less: Accumulated depreciation and amortization	(588)	(517)
Property and equipment, net	$56	$236

Depreciation and amortization expense was $95 thousand and $334 thousand for the year ended December 31, 2025 and 2024, respectively.

On November 14, 2024, the Company had financed the acquisition of a Cirrus SF50 aircraft (serial number 0209, FAA registration N619GK) pursuant to a $2.8 million promissory note in favor of Radlo Family Irrevocable Trust II (Aircraft Loan C in Note 5 below) secured by the aircraft. Prior to December 31, 2024, the Company committed to a plan to sell the N619GK aircraft and determined that all the criteria to be classified as held for sale were met as of December 31, 2024.

The Company determined that the fair value less cost to sell the N619GK was lower than its carrying value as of December 31, 2024. The Company reduced the carrying value of $3.1 million down to its fair value of $2.2 million less costs to sell of $12 thousand and recognized an impairment loss of $0.9 million in the consolidated statement of operations for the year ended December 31, 2024.

The following table presents the assets that are classified as held for sale (in thousands):

	December 31, 2025	December 31, 2024
Aircraft	$-	$3,069
Allowance for reduction of assets held for sale	-	(906)
Assets held for sale	$-	$2,163

See Note 2 for additional information on the valuation technique and inputs used to measure the fair value of the assets held for sale.

Sale and Leaseback of N421ST

On March 5, 2024, Ponderosa Air LLC, a wholly owned subsidiary of Fly Flyte, Inc., sold the 1976 Cessna C-421C aircraft (serial number 421C-0114, FAA registration N421ST) to an unaffiliated buyer in exchange for $305 thousand, excluding transaction costs, pursuant to a purchase and sale agreement signed on March 5, 2024. Concurrent with the sale, the Company entered into a short-term leaseback arrangement for the plane 45 days. The transaction met the criteria for a sale under ASC 842, Leases and ASC 606, Revenue from Contracts with Customers and the leaseback was determined to be an operating lease.

In connection with the transaction, the Company determined that the leaseback terms were not at market as the leaseback was rent-free. Accordingly, the Company derecognized the carrying value of the aircraft of $133 thousand, recognized a gain of $195 thousand on the sale of the asset, and recognized a prepaid right-of-use asset of $23 thousand based on the estimated market rate for the lease.

Sale and Leaseback of N619GK

On February 11, 2025, Vision FGAR 1, LLC, a wholly owned subsidiary of Fly Flyte, Inc., sold the Cirrus SF50 aircraft (serial number 0209, FAA registration N619GK) to an unaffiliated buyer, in exchange for $2.2 million, excluding transaction costs, pursuant to a purchase and sale agreement signed on February 11, 2025. The Company used the proceeds to settle Aircraft Loan C, which had an outstanding balance of $2.5 million. The difference between the carrying amount of the notes payable and the settlement amount at extinguishment of $372 thousand was recorded as a gain on extinguishment of debt in the consolidated statements of operations (see Note 5).

Concurrent with the sale, the Company also entered into a short-term leaseback arrangement for the plane for a term expiring June 1, 2025. The transaction met the criteria for a sale under ASC 842, Leases and ASC 606, Revenue from Contracts with Customers and the leaseback was determined to be an operating lease. The Company determined that the leaseback terms were not at market as the leaseback was rent-free. Accordingly, the Company also derecognized the carrying value of the assets held for sale of $2.2 million and recognized a prepaid right-of-use asset of $325 thousand based on the estimated market rate for the lease. Since the Company did not transfer any consideration for the prepaid right-of-use asset, the Company recognized a gain for the leaseback of the plane.

Sale of Vehicle

On August 8, 2025, the Company disposed of its vehicle for cash consideration of $50 thousand, which it used to pay off the vehicle loan (see FN 5). The Company recorded a loss of $35 thousand on the consolidated statements of operations.

4. ACCRUED EXPENSES

The following table summarizes the Company’s accrued expenses and accrued expenses due to related parties (in thousands):

Accrued Expenses

	December 31, 2025	December 31, 2024
Compensation and related benefits	$94	$7
Luxe third-party aircraft operators	132	308
Employment litigation	150	-
Note payable litigation	300	-
Accrued interest expense	78	111
Other accrued expenses	29	-
Accrued expenses	$783	$426

Accrued expenses due to related parties

	December 31, 2025	December 31, 2024
Compensation and related benefits	$6	$467

On June 20, 2025, Marc Sellouk, CEO of the Company, agreed to settle his outstanding accrued payroll balance of $216 thousand in exchange for 215,800 shares of common stock of Creatd. Similarly, on June 25, 2025, Thane Gevas, Executive Vice President of the Company, agreed to settle his outstanding accrued payroll balance of $156 thousand in exchange for 156,200 shares of common stock of Creatd. The difference between the total outstanding accrued payroll balance due to Marc Sellouk and Thane Gevas of $372 thousand and the fair value of the shares of Creatd common stock issued to both executive officers of $128 thousand was recorded as a capital contribution of $244 thousand from related parties under additional paid-in capital in the consolidated balance sheets.

5. DEBT

Convertible Notes

Overview and Terms

The Company’s balance of convertible notes payable, at fair value is as follows (in thousands):

				December 31, 2024		December 31, 2025
Instrument	Issue Date (Month – Year)	Maturity Date, as extended (Month – Year)	Principal Amount	Accrued Interest	Principal Balance	Accrued Interest	Principal Balance
A	Dec-22	Dec-23, extended to May-24	175	29	175	44	175
B	Jan-23	Jan-24, extended to May-24, extended to Jun-24	100	16	100	-	-
C1	Mar-23	Mar-24, extended to May-24	75	11	75	-	-
C2	Mar-23	Mar-24, extended to May-24	100	14	100	22	100
D1	Apr-23	Apr-24	50	7	50	11	50
D2	Apr-23	Apr-24	130	18	130	-	-
E1	Jun-23	Jun-24	100	13	100	21	100
E2	Jun-23	Jun-24	90	11	90	-	-
F1	Aug-23	Aug-24	100	11	100	19	100
F2	Aug-24	Aug-24	150	17	150	29	150
G	Dec-23	Dec-24	100	8	100	-	-
H	Feb-24	Feb-25	130	9	130	-	-
I	May-24	Aug-24, extended to Sep-24	853	52	853	-	-
J	Aug-24	Sep-25	1,870	115	1,870	34	110
Total convertible notes payable			$4,023	$331	$4,023	$180	$785

Convertible notes payable A through H have a stated interest of 8% and no default interest rate. Convertible notes payable I and J have no contractually stated interest rate, were issued with a 10% discount, and will begin to accrue 2% cash interest per month upon an event of default.

Convertible notes payable A through G are automatically contingently convertible into shares of the Company’s common stock upon an initial public offering. The conversion price applicable to such conversion is 75% of the initial public offering price.

Convertible note payable H is automatically convertible into shares of the Company’s common stock at the time of an initial public offering. The conversion price applicable to such conversion is 70% of the initial public offering price.

Convertible notes payable I and J are automatically convertible into shares of the Company’s common stock at the time of an initial public offering (“Mandatory Conversion”), or at the option of the holder if the convertible note payable remains outstanding after December 31, 2024, and the holder gives written notice on or before January 31, 2025 that it elects to convert the principal and unpaid interest into shares of the Company’s common stock (“Optional Conversion”). The conversion price applicable to the Mandatory Conversion is 45% of the initial public offering price. The conversion price applicable to the Optional Conversion is either, at the option of the holder 1) $1.80 or 2) as determined based on a $15.5 million valuation of the Company. Convertible notes payable I was settled during 2025 through a separate subsequent amendment whereby Creatd issued the counterparty units of Creatd’s common stock as payment in full for outstanding balances due (see Settlement section below). The holder of convertible note payable J did not elect the Optional Conversion and this instrument remains outstanding and in default as of December 31, 2025.

The aggregate unpaid principal and accrued interest balances of the Convertible Notes outstanding as of December 31, 2025, was $965 thousand, compared to an aggregate fair value of $964 thousand, a difference of $1 thousand. The aggregate unpaid principal and accrued interest balances of the Convertible Notes outstanding as of December 31, 2024, was $4,354 thousand, which is the same the fair value of $4,354 thousand. The fair values based on using a probability-weighted expected return model reflecting the Company's financial condition, as discussed under Fair Value Measurement above.

Modifications

During 2024, convertible notes payable A, B, C1, C2 and I were amended to extend their maturity dates. The Company analyzed these amendments pursuant to ASC 470-50, Debt-Modifications Extinguishments and ASC 470-60, Troubled Debt Restructuring, and determined that convertible note payable C2 qualified as a debt modification as the change in terms were not substantially different, and all other convertible note payable amendments qualified as troubled debt restructurings, as the Company was experiencing financial difficulty, and those creditors had granted a concession. The concession granted consisted of an extension of the maturity dates of convertible notes payable A, B, C1, and I without additional consideration or an increase in the stated interest rate commensurate with the Company’s credit risk. The Company accounted for the effect of the modification to convertible note payable C2 prospectively through revising the effective interest rate of 7.2%. The Company accounted for the effect of the debt restructuring of convertible notes payable A, B, C1, and I by revising the respective effective interest rates prospectively which ranged from 0% to 30.0%.

Settlements

In connection with the Creatd’s acquisition of the Company in 2025, Creatd undertook a strategic debt restructuring in which it offered the Company’s debtholders the ability to settle their debt instrument held by the Company with equity units of Creatd’s preferred stock and warrants. Convertible note payable holders B, C1, D2, E2, and G through I accepted Creatd’s offer. All outstanding amounts owed, including principal and accrued interest, were settled resulting in the Company recording a capital contribution to additional paid in capital based on the carrying values at the time of settlement. This amount is recorded as a contribution to capital from parent for settlement of third party debt within the consolidated statement of stockholders’ deficit.

Defaults

Convertible notes payable A through G and I, were in default as of December 31, 2024. All convertible notes payable that remained outstanding as of December 31, 2025 were in default.

Notes payable

Government loan

The Company received a loan in 2020 totaling $64 thousand from the United States’ Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act. This government loan accrues interest at 3.8% per annum. The balance of principal and interest will be fully repaid thirty years from the date the loan was received. Future payments of $4 thousand will be made each year from 2022 onwards until the principal balance is fully repaid, with amounts first applied to any accrued interest. The balance of this SBA loan was approximately $64 thousand and $64 thousand at December 31, 2025 and 2024, respectively.

Automotive loan

The Company purchased a vehicle in 2022 and obtained a vehicle financing loan of $99 thousand. This loan bears interest at 4.8% per annum and is secured by the vehicle purchased. The Company makes monthly payments for a period of seventy-five months representing total annual payments of $18 thousand between 2023 and 2028.

On August 8, 2025, the Company executed a settlement agreement with the lender, who agreed to settle the automotive loan with an outstanding balance of $60 thousand for $50 thousand and forgive the remaining balance of $10 thousand. The Company used the proceeds from the disposed vehicle of $50 thousand (see Note 3) to settle the automotive loan. The difference between the carrying amount of the automotive loan of $60 thousand and the settlement amount of $50 thousand was recognized as a gain of $10 thousand, which is presented within other income (expense), net in the consolidated statements of operations. The balance of this loan was $0 and $63 thousand at December 31, 2025 and 2024, respectively.

Aircraft loans

The following notes payable were issued as part of the strategic financing for the acquisition of a Cirrus Jet (see Note 3 above) and included the following amounts (in thousands):

				December 31, 2024		December 31, 2025
Instrument	Issue Date (Month – Year)	Maturity Date, as extended (Month – Year)	Principal Amount	Accrued Interest	Ending Balance	Accrued Interest	Ending Balance
Loan A	Nov-23	Jan-24	$100	$14	100	$26	$100
Loan B	Nov-23	Feb-24	200	27	200	52	200
Loan C	Nov-23	Nov-30	2,800	14	2,479	-	-
Total aircraft loans			$3,100	$55	$2,779	$78	$300

Loan C had a security interest in the Cirrus Jet, and was payable in equal monthly installments of principal and interest in the amount of $42 thousand until paid in full. The Company had the right to prepay the note payable, in whole or in part, at any time, without penalty. The Company sold the aircraft during 2025 (see Note 3) and used the proceeds to repay the $2.8 million note payable. A $0.4 million gain on settlement of Loan C was recognized under gain on extinguishment of debt in the consolidated statements of operations.

All the notes payable were in default as of December 31, 2024.

Jaisun Garcha loans

On May 18, 2023, the Company issued a note payable with a principal balance of $50 thousand to Jaisun Garcha. The note payable accrued interest at 12% per annum and was payable on August 1, 2023. The maturity date was extended to October 1, 2023.

On July 17, 2023, the Company issued an additional note payable with a principal balance of $100 thousand to Jaisun Garcha. The note payable accrued interest at 5% per annum and was payable on October 1, 2023. The maturity date was extended to February 1, 2024.

Jaisun Garcha was the Chief Financial Officer of the Company in FY 2023 and left the Company in FY 2024. The notes payable had an outstanding balance of $167 thousand, including $17 thousand in interest, and $112 thousand, including $28 thousand in interest, as of December 31, 2024 and 2025, respectively. Both notes payable issued were in default as of December 31, 2024 and 2025.

Notes payable due to related parties

The Company’s balance of notes payable due to related parties is as follows (in thousands):

				December 31, 2024		December 31, 2025
Instrument	Issue Date (Month – Year)	Maturity Date, as extended (Month – Year)	Principal Amount	Accrued Interest	Ending Balance	Accrued Interest	Ending Balance
Marc Sellouk	Feb-25	4/2/2025 (Ongoing)	$ 365	$ 82	$ 284	$ -	$ 365

Marc Sellouk was the Chief Executive Officer of the Company in FY 2024 and FY 2025. The notes payable due to Marc Sellouk accrued interest at a flat rate of $3 thousand per month throughout the year ended December 31, 2025, and was in default as of December 31, 2025.

Short-term loan payable

In June 2024, the Company entered into a merchant advance against future revenues in the amount of $140 thousand, with debt discount of $45 thousand, for net proceeds to the Company of $95 thousand. The Company is required to make weekly payments of approximately $4 thousand for 32 weeks. During 2025 the Company repaid the loan and recognized a gain of $77 thousand. The balance of this loan was zero and $88 thousand, net of discount of $18 thousand, at December 31, 2025 and 2024, respectively.

In July 2024, the Company entered into a loan payable in the amount of $109 thousand, with debt discount of $35 thousand, for net proceeds to the Company of $74 thousand. The Company is required to make weekly payments of $3 thousand for 40 weeks. During 2025, the Company repaid the loan and recognized a gain of $52 thousand. The balance of this loan was zero and $74 thousand, net of discount of $16 thousand, at December 31, 2025 and 2024, respectively.

The Company’s total future maturities of principal payments on long-term debt due in 2026 and thereafter consists of $60 thousand. The Company also has current debt due and payable as of December 31, 2025 as reported within the consolidate balance sheets.

Senior promissory note due to related party

On January 23, 2025, the Company entered into a senior promissory note with Creatd. The senior promissory note was issued to cover any expenses incurred by the Company during the period leading up to the acquisition by Creatd. Under the terms of the senior promissory note, the Company could draw down up to $2.0 million in funds with a 25.0% discount for a predefined period ending on June 30, 2025. The borrowings did not have a stated interest rate and were due on or prior to the acquisition of the Company by Creatd. If the acquisition did not occur, the borrowings were due on June 30, 2025. If the Company failed to make timely payments, voluntarily or involuntarily declared bankruptcy, or failed to comply with related covenants, the senior promissory note would be in default and a default interest rate of 2.0% would apply to all outstanding borrowings.

Through the acquisition date, the Company borrowed $368 thousand, net of debt discount of $122 thousand, under the senior promissory note. The outstanding balance of $368 thousand was forgiven by Creatd when it acquired the Company on February 27,2025, and the amount was recorded as a capital contribution under additional paid-in capital in the consolidated balance sheet as of December 31, 2025.

Due to parent

The Company received several cash advances from Creatd throughout the year ended December 31, 2025. The cash advances do not bear interest nor have a stated maturity date. Cash advances totaled $2.1 million as of December 31, 2025, and are recorded under due to parent in the consolidated balance sheets.

6. COMMITMENTS AND CONTINGENCIES

Note Payable Litigation

The Company was previously involved in a legal proceeding regarding a defaulted $200 thousand short-term note payable to Third Row LLC (Patrick Leung) originally executed in November 2023. In September 2025, judgment was entered against Flyte in favor of the noteholder. On March 11, 2026, the Company entered into a settlement and judgment satisfaction agreement to resolve the matter and satisfy the judgment. Pursuant to the agreement, the Company agreed to pay an aggregate settlement amount of $0.3 million in two installments of $150 thousand each, with the first installment made in March 2026 and the second installment made in May 2026. As of December 31, 2025, the Company recorded a liability of $0.3 million related to the settlement which is included within accrued expenses on the consolidated balance sheets.

Lease Dispute

The Company was involved in a lease occupancy dispute with a landlord, Futurewei Technologies Inc. The Company stopped making contractual payments and defaulted on the lease as of September 2024. The Company occupied the leased space up until January 2025 when the Company decided to abandon the leased space. At that date, the remaining $0.2 million right of use asset balance associated with this lease was recognized as accelerated lease expense and presented within selling, general, and administrative in the consolidated statements of operations. The Company and landlord reached an agreement in August 2025 to settle the $0.3 million outstanding lease liability for a final payment of $8 thousand. A $0.3 million gain on early lease termination was recognized and presented within selling, general, and administrative in the consolidated statements of operations.

Employment Litigation

The Company is involved in an employment dispute with a former employee alleging wrongful termination. The plaintiff asserts that the Company failed to provide proper and timely notice of termination, arguing that his employment contract was automatically renewed as a result. The matter is currently proceeding through arbitration. The Company disputes these allegations, maintaining that the plaintiff failed to perform his duties for a significant portion of the disputed period and abandoned efforts to renegotiate the employment contract. While the Company intends to vigorously defend itself, management evaluates contingent liabilities. As of December 31, 2025, the Company determined a loss was probable and reasonably estimable and recorded an estimated liability of $150 thousand and is included within accrued expenses on the consolidated balance sheets. No amounts had been paid related to this matter as of issuance date of these consolidated financial statements.

7. RELATED PARTIES

The amounts owed to related parties are summarized in the following table (in thousands):

	December 31, 2025	December 31, 2024
Accrued expenses due to related parties	$6	$467
Accrued interest due to related parties	-	82
Notes payable due to related parties	365	284
Lease liability due to related parties	455	-
Total	$826	$833

Accrued expenses due to related parties primarily relates to compensation and payroll expenses due to Marc Sellouk, CEO of the Company in FY 2024 and FY 2025, Thane Gevas, Executive Vice President of the Company in FY 2024, and Avner Nebel, Chief Operating Officer of the Company in FY 2024. As discussed in Note 5, accrued interest and notes payable due to related parties represents a loan due to Marc Sellouk. On March 30, 2026, Catheter Precision, Inc., which acquired the Company on March 9, 2026, promised to repay the outstanding note payable due to Marc Sellouk on behalf of the Company through a series of installment payments until it has been paid in full (see Note 12).

On September 9, 2025, the Company entered into an aircraft lease agreement with SEG Jets LLC (see Note 8). In connection with the lease agreement, the Company paid $95 thousand to SEG Jets LLC and recorded an outstanding lease liability of $455 thousand. On February 11, 2026, and March 16, 2026, the Company entered into two separate, additional aircraft lease agreements with SEG Jets LLC and promised to pay $22 thousand and $25 thousand per month for the right to use each aircraft over 24 months, respectively (see Note 12).

8. LEASES

Office Leases

In July 2021, the Company entered into a lease agreement for an office suite located at 540 West 26th Street, New York, New York 10001. The lease began on August 2021 and expired on August 2024. The Company decided to sublease this space starting in December 2021. The Company generated other income of $98 thousand from subleasing office space during the year ended December 31, 2024 which is presented within other income in the consolidated statements of operations. The subleased office space agreement expired on August 31, 2024.

In August 2024, the Company entered into a lease agreement for a commercial office space located at 7 Times Square, New York, NY. The lease term began on August 15, 2024 with an expiration date of February 27, 2026. The monthly lease payment under this agreement was $13 thousand. The lease incremental borrowing rate was 7%. In July 2025, the Company entered into a settlement agreement with the lessor, Futurewei Technologies, Inc., pursuant to which the parties agreed to terminate the lease and resolve all outstanding obligations (see Note 6). In connection with the termination, the Company closed its New York City office. As of December 31, 2025, the lease has been fully terminated and is no longer in effect.

Hangar & Office Leases

In August 2021, the Company entered into a lease agreement for hangar #7 and an office space located at 7110 Republic Airport, Farmingdale, NY 11735. The lease term began in August 2021 which an expiration in August 2024. In August 2024, the Company entered into a lease amendment which extended the lease to August 31, 2027. The monthly lease payment under the amendment lease agreement was $3 thousand for the first four months and $6 thousand thereafter, and the lease incremental borrowing rate was 7%.

In December 2023, the Company entered into a lease agreement for hangar #4 and an office space located at 7110 Republic Airport, Farmingdale, NY 11735. The lease term began in December 2023 for the hangar and January 2024 for the office space and was to expire 36 months later. In October 2024, the Company decided to terminate the lease early.

Aircraft Leases

On June 12, 2025, the Company entered into an exclusive aircraft lease agreement pursuant to which Ponderosa Air LLC leased a Cirrus Vision Jet SF50 aircraft bearing U.S. registration number N116PB from a related party. The lease term is two months with an expiration on August 12, 2025. The lease provides for monthly base rent payable in advance, a security deposit, and additional hourly maintenance charges, and is structured as a dry lease with the Company retaining operational control of the aircraft during the lease term under FAA Part 135 regulations. The monthly lease payment under this agreement was $54,000. The lease expired in August 2025 and is no longer in effect as of the date of this filing.

On September 9, 2025, the Company entered into an exclusive aircraft lease agreement pursuant to which Ponderosa Air LLC leased a Cirrus Vision Jet SF50 aircraft bearing U.S. registration number N25MG from an unaffiliated lessor. The lease term is 24 months with an expiration on August 9, 2027. The lease provides for monthly base rent payable in advance, a security deposit, and additional hourly maintenance charges, and is structured as a dry lease with the Company retaining operational control of the aircraft during the lease term under FAA Part 135 regulations. The monthly lease payment under this agreement was $24 thousand. The lease incremental borrowing rates was 5.5%.

Balance sheet information related to the Company’s leases is presented below (thousands):

	December 31, 2025	December 31, 2024
Operating lease right-of-use assets, net	$557	$340
Current portion of operating lease liabilities	$332	$211
Operating lease liabilities	234	178
Total operating lease liabilities	$566	$389

The following provides details of the Company’s operating lease expense and cash paid (thousands):

	December 31, 2025	December 31, 2024

Operating lease expense	$323	$397
Cash paid for leases	$377	$350

Other information related to leases is presented below:

	December 31, 2025	December 31, 2024
Operating Leases Term Rates
Weighted average remaining lease term (in years)	1.7	1.7
Weighted average discount rate - operating leases	5.8%	6.3%

As of December 31, 2025, the expected annual minimum lease payments of the Company’s operating lease liabilities were as follows (thousands):

Years ending December 31:	Operating Leases	Operating Leases
2026	$355	$173
2027	238	694
2028	-	47
Total minimum lease payments	$593	$914
Less effects of discounting	(27)	(525)
Present value of future minimum lease payments	$566	$389

Sale Leaseback Transactions

On March 5, 2024, the Company entered into a leaseback arrangement for a plane for a term expiring April 25, 2034. The transaction met the criteria for a sale under ASC 842, Leases and ASC 606, Revenue from Contracts with Customers and the leaseback was determined to be an operating lease. The Company recognized a prepaid right-of-use asset of $23 thousand based on the estimated market rate for the lease (see Note 3).

On February 11, 2025, the Company entered into a leaseback arrangement for a plane for a term expiring June 1, 2025. The transaction met the criteria for a sale under ASC 842, Leases and ASC 606, Revenue from Contracts with Customers and the leaseback was determined to be an operating lease. The Company recognized a prepaid right-of-use asset of $325 thousand based on the estimated market rate for the lease (see Note 3).

9. EQUITY

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock, with a par value of $0.0001 per share. The Company had 1,000,000 and 796,745 common stock issued and outstanding as of December 31, 2025 and 2024, respectively. Common stockholders are entitled to one vote per share on all matters submitted to a vote of stockholders. There are no contractually stated rights entitling common stockholders to receive dividends, nor have any dividends have been declared or paid during the years ended December 31, 2025 and 2024.

On February 27, 2025, in connection with Creatd’s acquisition of the Company, the Company effected a recapitalization of its common stock, resulting in 800,200 shares of fully paid restricted common stock being issued to Creatd. Accordingly, all references to share and per share amounts for all periods presented in the consolidated financial statements have been retrospectively recasted to reflect this recapitalization event.

On September 9, 2025, the Company issued 199,800 fully paid restricted common stock representing 19.98% ownership interest to SEG Jets LLC in exchange for services rendered in the form of strategic business cooperation.

Stock-Based Compensation

2021 Equity Incentive Plan

On June 16, 2021, the Company’s Board of Directors and stockholders approved the 2021 Equity Incentive Plan (the “2021 Plan”), which provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards, performance share awards, and other equity-based awards to the Company’s employees, directors, and consultants. Restricted stock units granted under the 2021 Plan to employees, directors, and consultants generally vest quarterly over a one-year period, two-year period, or as determined by the Committee of the Board of Directors (the “Committee”). At the discretion of the Committee, holders of restricted stock units have the right to receive an amount equal to the cash or stock dividends paid to common stockholders. As of December 31, 2025 and December 31, 2024, 961,179 shares of common stock were reserved for issuance pursuant to the 2021 Plan.

Restricted Stock Units

A summary of the restricted stock units activity for the year ended December 31, 2025, is presented below:

		Weighted
		Average
	Restricted	Grant Date
	Stock Units	Fair Value
Outstanding at December 31, 2024	13,954	$11.46
Granted	-	-
Vested	3,455	$11.46
Cancelled/forfeited	10,499	-
Outstanding at December 31, 2025	-	$-

On February 27, 2025, in connection with its acquisition of the Company, Creatd cancelled all outstanding equity awards of the Company. Accordingly, the Company accelerated the recognition of stock-based compensation expense for the cancelled awards. Stock-based compensation expense for the years ended December 31, 2025 and 2024 was $3.0 million and $490 thousand, respectively. Stock-based compensation expense is recorded in selling, general and administrative expenses in the consolidated statements of operations.

There was no unrecognized estimated stock-based compensation as of December 31, 2025.

10. SERVICE REVENUE

The following table summarizes the Company’s disaggregated revenue by service offering (thousands):

	For the Year Ended December 31,
	2025	2024
Hops	$638	$52
Luxe	348	654
Total service revenue	$986	$706

Deferred Revenue

Deferred revenue is an obligation to transfer services to a customer for which the Company has already received consideration. Upon receipt of a prepayment from a customer for all or a portion of the transaction price, the Company initially recognizes a contract liability. The contract liability is settled, and revenue is recognized when the Company satisfies its performance obligation to the customer at a future date. The following table summarizes the Company’s deferred revenue (thousands):

	For the Year Ended December 31,
	2025	2024
Deferred revenue, beginning of period	$34	$75
Revenue recognized in the year ended related to amounts included in deferred revenue at the beginning of the period	(34)	(75)
Revenue deferred, net of revenue recognized in contracts in the respective period	35	34
Deferred revenue, end of period	$35	$34

The Company expects the balance of deferred revenue to be recognized within the next 12 months.

Revenue Contract Liabilities

The Company has recorded revenue contract liabilities related to future payments due to Luxe third-party flight operators that are associated with the advanced amounts collected from Luxe customers. Revenue contract liabilities total $132 thousand and $308 thousand for the year ended December 31, 2025 and 2024, respectively and are recorded within accrued expenses on the consolidated balance sheets.

11. TAXES

The income tax expense (benefit) for the years ended December 31, 2025 and 2024, was as follows (in thousands):

For the Year Ended December 31,
	2025	2024
Current
Federal	$—	$—
State	—	—
	—	—
Deferred
Federal	—	—
State	—	—
	—	—
Income tax expense	$—	$—

A reconciliation of the differences between the U.S. statutory federal income tax rate and the effective tax rate as provided in the consolidated statements of operations is as follows:

	For the Year Ended December 31,
	2025	2024
U.S. federal statutory rate	21.0%	21.0%
State taxes, net of federal benefit	0.6%	1.8%
Stock-based compensation	(12.4)%	(0.0)%
Other permanent differences	(1.2)%	(0.1)%
Change in valuation allowance	(8.0)%	(22.7)%
Effective tax rate	0.0%	0.0%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s deferred tax assets and liabilities as of December 31, 2025 and 2024 were as follows:

	December 31,
	2025	2024
Deferred tax assets:
Net operating loss carryforwards	$1,894	$1,511
Fixed asset basis	30	51
Charitable contributions	4	4
Operating lease liabilities	142	38
Total gross deferred tax assets	2,070	1,604
Deferred tax liabilities:
Fixed asset basis	(13)	(36)
Operating lease right-of-use assets	(127)	(48)
Total gross deferred tax liabilities	(140)	(84)
Valuation allowance	(1,930)	(1,520)
Net deferred tax asset	$—	$—

As of December 31, 2025, the Company had Federal Net Operating Loss (NOL) carryforwards of approximately $8.2 million and state and local NOL carryforwards of approximately $3.2 million. As of December 31, 2024, the Company had federal NOL carryforwards of approximately $6.5 million and state and local NOL carryforwards of approximately $2.7 million.

The valuation allowance relates to deferred tax assets for certain items that will be deductible for income tax purposes under very limited circumstances and for which the Company believes it is not more likely than not that it will realize the associated tax benefit. However, in the event that the Company determines that it would be able to realize more or less than the recorded amount of net deferred tax assets, an adjustment to the deferred tax asset valuation allowance would be recorded in the period such a determination is made. In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment. Based on the Company’s history of losses and uncertainty regarding the realization of future taxable income, the Company recorded a full valuation allowance against its net deferred tax assets as of December 31, 2025 and 2024. The valuation allowance increased by approximately $0.4 million during the year ended December 31, 2025 and increased by approximately $0.5 million during the year ended December 31, 2024.

Utilization of the Company’s net operating loss carryforwards may be subject to substantial annual limitations under Section 382 of the Internal Revenue Code and similar state provisions due to ownership changes that have occurred or may occur in the future. Such limitations could result in the expiration of net operating loss carryforwards before they are utilized. During 2025, the Company experienced an ownership change for purposes of Section 382. Accordingly, utilization of certain pre-change NOL carryforwards is subject to an estimated annual limitation of approximately $0.5 million for federal income tax purposes. The annual limitation may result in the expiration of NOL carryforwards before they are fully utilized.

The Company evaluates its tax positions and has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. The Company did not recognize any material interest or penalties related to income taxes for the years ended December 31, 2025 and 2024.

The Company files income tax returns as prescribed by tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state and local jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. The Company has no open income tax audits with any taxing authority as of December 31, 2025. The Company is still subject to income tax examinations by U.S. federal and state tax authorities for the years 2022 through 2025. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the net operating loss carryforward amount.

12. SUBSEQUENT EVENTS

Sale of Fly Flyte, Inc.

On February 6, 2026, SEG Jets LLC entered into an Acquisition Purchase Agreement with Catheter Precision, Inc., whereby Catheter Precision, Inc. agreed to acquire 19.98% of the issued and outstanding shares of common stock of Fly Flyte, Inc. held by SEG Jets.

On March 9, 2026, Catheter Precision, Inc. entered into an Acquisition Purchase Agreement with Creatd, Inc. and acquired the remaining 80.02% of the issued and outstanding shares of common stock of Fly Flyte, Inc. and all of its wholly owned consolidated subsidiaries. As a result of these transactions, Catheter Precision, Inc. owns 100% of the issued and outstanding common stock of Fly Flyte, Inc. and its wholly owned consolidated subsidiaries.

Aircraft Leases

On February 11, 2026, the Company entered into a long-term aircraft lease agreement with SEG Jets LLC for one Cirrus Design Corp. SF50 aircraft N696MR. The lease term is 2 years and commenced at the time of lease execution when the Company took possession of the aircraft. The lease requires monthly base rent payments of approximately $22 thousand resulting in a total future minimum lease commitment of approximately $0.5 million over the lease term. A non-refundable security deposit of $22 thousand was also required at the execution date which may be applied to rents owed as an in-substance prepaid lease payment. The lease was structured as a dry lease, with the Company retaining operational control of the aircraft during the lease term under FAA Part 135 regulations.

On March 16, 2026, the Company entered into a long-term aircraft lease agreement with SEG Jets LLC for one Cirrus Design Corp. SF50 aircraft N895WT. The lease term is 2 years and commenced at the time of lease execution when the Company took possession of the aircraft. The lease requires monthly base rent payments of approximately $25 thousand resulting in a total future minimum lease commitment of approximately $0.6 million over the lease term. A non-refundable security deposit of $25 thousand was also required at the execution date which may be applied to rents owed as an in-substance prepaid lease payment. The lease was structured as a dry lease, with the Company retaining operational control of the aircraft during the lease term under FAA Part 135 regulations.